Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT is dated May 18, 2022, by and among PHX MINERALS INC., a Delaware corporation (referred to herein as the “Borrower”), successor by merger to PHX Minerals Inc., an Oklahoma corporation, each lender party hereto as set forth in Schedule 2.1 attached (collectively, the “Lenders” and individually, a “Lender”), and INDEPENDENT BANK, as Administrative Agent and L/C Issuer.

RECITALS:

A. Borrower, Administrative Agent, and Lenders entered into the Credit Agreement dated as of September 1, 2021, as amended by the First Amendment dated December 6, 2021 (as amended and as further amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), for the purpose and consideration therein expressed, whereby Lenders made loans to Borrower as therein provided; and

B. Effective as of April 1, 2022, PHX Minerals Inc., an Oklahoma corporation, the original Borrower under the Existing Credit Agreement, has merged into PHX Minerals Inc., a Delaware corporation (the “Merger”); and

C. Borrower, Administrative Agent and Lenders desire to amend the Existing Credit Agreement to modify same in accordance herewith;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Existing Credit Agreement, in consideration of the loans and other extensions of credit which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS AND REFERENCES

Section 1.1 Terms Defined in the Existing Credit Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Existing Credit Agreement shall have the same meanings whenever used in this Amendment.

Section 1.2 Amendments to Definitions. The definitions from Section 1.1 of the Credit Agreement set forth below are hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum based upon the Borrowing Base Utilization:

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Applicable Rate

Pricing Level	Borrowing Base Utilization	Applicable Margin for SOFR Loans	Applicable Margin for ABR Loans	Unused Commitment Fee	Letter of Credit Fee
I	Greater than 90%	3.75%	2.75%	0.50%	2.00%
II	Greater than75% but less than or equal to 90%	3.50%	2.50%	0.50%	2.00%
III	Greater than 50% but less than or equal to 75%	3.25%	2.25%	0.50%	2.00%
IV	Greater than 25% but less than or equal to 50%	3.0%	2.00%	0.50%	2.00%
V	Less than or equal to 25%	2.75%	1.75%	0.50%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Borrowing Base Utilization shall become effective as of the next Business Day immediately following such a change.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent’s office is located; provided that, when used in connection with any SOFR Loan, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities..

“Interest Period” means, as to any SOFR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a SOFR Loan and ending on the

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date one (1), three (3), or six (6) months thereafter, as selected by Borrower pursuant to Section 2.2(d); provided, that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the Commitment Expiry Date.

Section 1.3 New Definitions. Section 1.1 of the Credit Agreement is hereby amended to add the following new definitions:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to the Credit Agreement as of such date.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth below that can be determined by Administrative Agent:

(1)the sum of: (i) Daily Simple SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

(2)the sum of: (i) the Federal Funds Rate and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(3)the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by

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Administrative Agent as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

If the Benchmark Replacement as determined pursuant to clauses (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Credit Agreement and the other Loan Documents.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion, or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10(c) and other technical, administrative, or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of the Credit Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance

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with the conventions recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Floor” means, for any date and any Benchmark, the benchmark rate floor of 0.5% per annum.

“Merger” means the merger effective April 1, 2022, of PHX Minerals Inc., an Oklahoma corporation, into PHX Minerals Inc., a Delaware corporation, as evidenced by the Certificate of Ownership and Merger filed with the Delaware Secretary of State and the Certificate of Ownership and Merger filed with the Oklahoma Secretary of State.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of May 18, 2022, by and among Borrower, Administrative Agent and the Lenders.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan which accrues interest by reference to Term SOFR in accordance with the terms of the Credit Agreement.

“SOFR Margin” means that percentage located in the column captioned “Applicable Margin for SOFR Loans” within the definition of “Applicable Rate” above.

“Term SOFR” means,for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement

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Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day, provided, further, that if Term SOFR determined as provided above  shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

Section 1.4Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this Section 1.2.

“Amendment” means this Second Amendment to Credit Agreement.

“Amendment Documents” means this Amendment, replacement Notes, and all other Loan Documents executed and delivered in connection herewith. All of the Amendment Documents shall be deemed to constitute Loan Documents.

“Credit Agreement” (or “this Agreement” wherever referred to within the Existing Credit Agreement) means the Existing Credit Agreement as amended by this Amendment, and as the same may hereafter be further amended, restated, modified and/or otherwise supplemented from time to time.

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ARTICLE II.

MERGER AND RATIFICATION

Section 2.1 Merger and Ratification.  Effective as of April 1, 2022:

(a)Borrower previously informed Administrative Agent and Lenders of their intent to consummate the Merger and Administrative Agent and Lenders consent to the Merger.

(b)Borrower certifies to Administrative Agent and Lenders that PHX Minerals Inc., an Oklahoma corporation, the original Borrower under the Existing Credit Agreement, has merged into PHX Minerals Inc., a Delaware corporation.

(c)Borrower, Administrative Agent, and Lenders agree that all references in the Credit Agreement and the other Loan Documents to “Borrower” shall mean PHX Minerals Inc., a Delaware corporation, as successor by merger to PHX Minerals Inc., an Oklahoma corporation.

(d)PHX Minerals Inc., a Delaware corporation, hereby ratifies the Credit Agreement and each of the other Loan Documents, and acknowledges that the Credit Agreement and each of the other Loan Documents are valid, subsisting, and binding upon it.

Section 2.2UCC Financing Statements.  Borrower authorizes Administrative Agent to file such UCC financing statements and amendments as may be reasonably necessary to perfect the Liens with respect to PHX Minerals Inc., a Delaware corporation.

Section 2.3Certified Copies of Merger Documents.  On or before July 15, 2022, Borrower will provide Administrative Agent with evidence that certified copies of the Certificate of Ownership and Merger filed with the Delaware Secretary of State and the Certificate of Merger filed with the Oklahoma Secretary of State evidencing the Merger have been recorded in the real property records of each county in which mortgages and/or deeds of trust made by Borrower granting Liens on Oil and Gas Properties to the Administrative Agent have been recorded.

ARTICLE III.

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Section 3.1 Borrowing Base Notification.  From the date of this Amendment to, but excluding, the next redetermination of the Borrowing Base, as set forth in the Existing Credit Agreement, as amended hereby, the Borrowing Base shall be increased from Thirty-Two Million Dollars ($32,000,000.00) to Fifty Million Dollars ($50,000,000.00). The foregoing adjustment of the Borrowing Base constitutes the periodic redetermination of the Borrowing Base under Section 2.6(b) of the Existing Credit Agreement for June 1, 2022, and is not an Unscheduled

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Redetermination. Borrower, Administrative Agent and Lenders hereby agree that this provision satisfies all notification requirements as set forth in the Credit Agreement.

Section 3.2Commitment Percentage.  The Committed Sum and Commitment Percentage of each Lender under the Revolver Facility are hereby amended to be as set forth in Schedule 2.1 to this Amendment; and Schedule 2.1 to the Existing Credit Agreement is hereby replaced by Schedule 2.1 to this Amendment.

Section 3.3Merger.  The preamble of the Credit Agreement is hereby amended by deleting the words “an Oklahoma corporation” and replacing them with the words “a Delaware corporation”.

Section 3.4Term SOFR.  The following amendments to the Credit Agreement are made in connection with the substitution of Term SOFR for LIBOR:

(a)	Subsection 1.2(e) of the Credit Agreement is hereby deleted.

(b) The definitions of “LIBOR”, “LIBOR Loans”, and “LIBOR Margin” are hereby deleted.

(c)	Section 2.2 of the Credit Agreement is hereby amended to read as follows:

2.2	Loans and Borrowings.

(a)Types of Loans.  Subject to the terms hereof, each Loan shall be comprised entirely of Alternate Base Rate Loans or SOFR Loans (each a “Type”) as Borrower may request in accordance herewith.

(b)Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any SOFR Loan, such Loan shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000.  Loans of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of four (4) SOFR Loans outstanding.  Notwithstanding any other provision of the Credit Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

(c)Notes.  The Loan shall be evidenced by the Notes in the form of Exhibit A to the Credit Agreement with appropriate insertions.  Notwithstanding the face amount of the Notes, the actual principal amount due from Borrower to Lenders on account of the Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto.  Although the Notes may be dated as of the Closing Date, interest in respect thereof shall be payable only for the period during

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which the loans evidenced thereby are outstanding and, although the stated amount of the Notes may be higher, the Notes shall be enforceable, with respect to Borrower’s obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans.  Irrespective of the face amount of the Notes, no Lender shall ever be obligated to advance on its Committed Sum any amount in excess of the Available Commitment then in effect or to increase the Borrowing Base.

(d)Requests for a Loan.  Each Request for Advance shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by Administrative Agent not later than 1:00 p.m., Fort Worth, Texas time, on the requested date of any Advance.  If requested by Administrative Agent, each such telephonic notice must be confirmed promptly by delivery to Administrative Agent of a written Request for Advance, appropriately completed and signed by a Responsible Officer of Borrower, unless other confirmation arrangements satisfactory to Administrative Agent have been established.  Upon satisfaction of the applicable conditions set forth in Section 7.2 (and, if such Advance is the initial Credit Extension as described at Section 7.1) and following receipt of a Request for Advance, Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Loans.  In the case of an Advance, each Lender shall make the amount of its Commitment Percentage of each requested Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Request for Advance.  Upon satisfaction of the applicable conditions set forth in Section 7.2 (and, if such borrowing is the initial Credit Extension, Section 7.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Independent Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Request for Advance with respect to such Advance is given by Borrower, there are Letter of Credit Liabilities outstanding, then the proceeds of such Advance, first, shall be applied to the payment in full of any such Letter of Credit Liabilities, and second, shall be made available to Borrower as provided above.  Each such telephonic and written Request for Advance shall specify the following information:

(i)the aggregate amount of the requested Loan;

(ii)the date of such Loan, which shall be a Business Day;

(iii)whether such Loan is to be an Alternate Base Rate Loan or a SOFR Loan;

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(iv)in the case of a SOFR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the current Loan Balance (without regard to the requested Loan) and the pro forma Loan Balance (giving effect to the requested Loan).

(e)If no election as to the Type of Loan is specified, then the requested Loan shall be an Alternate Base Rate Loan.  If no Interest Period is specified with respect to any requested SOFR Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Request for Advance shall constitute a representation that (i) the amount of the requested Loan shall not exceed the Available Commitment, and (ii) each condition precedent set forth in Section 7.2 has been satisfied with respect to such Loan.

(d)	Section 2.3 of the Credit Agreement is hereby amended to read as follows:

2.3	Interest Rate and Elections.

(a)Interest Rate.  From and following the Effective Date of this Amendment, depending upon Borrower’s election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Alternate Base Rate or Term SOFR.  The Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i)If an Alternate Base Rate Loan, or any other Obligation other than a SOFR Loan, then at the sum of the Alternate Base Rate plus the applicable Alternate Base Rate Margin.

(ii)If a SOFR Loan, then at the sum of Term SOFR plus the applicable SOFR Margin.

(b)Post-Default Rate. Notwithstanding the foregoing, from and after an Event of Default, whether at stated maturity, upon acceleration or otherwise, the Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to 5% plus interest rate set forth in Section 2.3(a), but in no event to exceed the Highest Lawful Rate (the “Default Rate”).

(c)Interest Payments.  Interest on the Loan shall be due and payable as described in Section 2.4 below, and at such other times as may be specified in the Credit Agreement.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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(d)Interest Elections.

(i)Conversion and Continuance.  Each Loan initially shall be of the Type specified in the applicable Request for Advance and, in the case of a SOFR Loan, shall have an initial Interest Period as specified in such Request for Advance.  Thereafter, Borrower may elect to convert such Loan to a different Type or to continue such Loan and, in the case of a SOFR Loan, may elect Interest Periods therefor, all as provided in this Section 2.3.

(ii)Interest Election Requests.  To make an election pursuant to this Section 2.3, Borrower shall notify the Agent of such election by telephone by the time that a Request for Advance would be required under Section 2.2 if Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election (each such telephonic request is referred  to in the Credit Agreement as an “Interest Election Request”).  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Agent of a written Interest Election Request in substantially the form of Exhibit D attached to the Second Amendment and signed by Borrower.

(iii)Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

A.the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to Sections 2.3(d)(iii)(B) and (C) shall be specified for each resulting Loan);

B.the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

C.whether the resulting Borrowing is to be an Alternate Base Rate Loan or a SOFR Loan; and

D.if the resulting Loan is a SOFR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Loan but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

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(iv)Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided in the Credit Agreement, at the end of such Interest Period such Loan shall be converted to an Alternate Base Rate Loan.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Loan may be converted to or continued as a SOFR Loan (and any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a SOFR Loan shall be ineffective) and (ii) unless repaid, each SOFR Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(e)	Section 2.10 of the Credit Agreement is hereby amended to read as follows:

2.10     Additional Terms Pertaining to Interest.

(a)Computation of Interest and Fees.  All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of an Alternate Base Rate Loan and the first day of an Interest Period with respect to a SOFR Loan shall be included in the calculation of interest.  The date of payment of an Alternate Base Rate Loan and the last day of an Interest Period with respect to a SOFR Loan shall be excluded from the calculation of interest.  Interest on all Alternate Base Rate Loans is payable in arrears on the last day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on SOFR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval.  In addition, interest on SOFR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

(b)Illegality.  Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain SOFR Loans, such Lender shall promptly give notice of such circumstances to Agent and Borrower.  In such an event, (1) the commitment of such Lender to make SOFR Loans, continue SOFR Loans as SOFR Loans or convert Alternate Base Rate Loans to SOFR Loans shall be immediately suspended and (2) outstanding SOFR Loans shall be converted automatically to Alternate Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.

(c)Breakage Fee.  Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any SOFR Loan following Borrower’s delivery to Agent of any applicable Request for Advance, (ii) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower to Section 11.10 or (iii) any payment of a SOFR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such

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prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay Agent, for the ratable distribution to the Lenders, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds) that Lenders, or any Lender, may sustain as a result of such default or such payment.  For purposes of calculating amounts payable to a Lender under this Subsection 2.10(c), Lenders shall be deemed to have actually funded the relevant SOFR Loan through the purchase of a deposit bearing interest at SOFR in an amount equal to the amount of that SOFR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that Lenders may fund each of their SOFR Loans in any manner they see fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection 2.10(c).

(d)Increased Costs.  If, after the Closing Date, a Change in Law:  (1) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the SOFR pursuant to the provisions of the Credit Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender; or (2) shall impose on any Lender any other condition affecting its SOFR Loans, the Notes (if any) or its obligation to make SOFR Loans; and the result of anything described in clauses (1) above and (2) is to increase the cost to (or to impose a cost on) any Lender of making or maintaining any SOFR Loan, or to reduce the amount of any sum received or receivable by any Lender under the Credit Agreement or under any of the Notes (if any) with respect thereto, then upon demand by Agent, on behalf of any such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Lenders), Borrower shall promptly pay to Lenders (or the Agent for the ratable benefit of the Lenders) such additional amount as will compensate Lenders for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or any Lender first made demand therefor.

(f) The Credit Agreement is hereby amended to add a new Section 2.15 that reads as follows:

2.15Benchmark Replacement. Notwithstanding anything to the contrary in the Credit Agreement or in any other Loan Document (and any Hedge Contract or related ISDA Master Agreement shall be deemed not to be a “Loan Document” for purposes of this Section):

(a)Replacing the Then-Current Benchmark. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes under the Credit Agreement and under any Loan Document in

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respect of any Benchmark setting at or after 5:00 p.m. (Fort Worth, Texas time) on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to, or further action or consent of any other party to, this the Credit Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR or the Federal Funds Rate, all interest payments will be payable on a quarterly basis.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary in the Credit Agreement or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Credit Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Any determination, decision, or election that may be made by Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto or to any other Loan Document, except, in each case, as expressly required pursuant to this Section.

(d)Temporary Unavailability of Setting of Benchmark. Notwithstanding anything to the contrary in the Credit Agreement or in any other Loan Document, at any time, if  a relevant setting of the then-current Benchmark is temporarily unavailable due to a systemic market disruption not falling within the scope of clause (a) of this Section, as determined by Administrative Agent in its reasonable discretion, then Administrative Agent may utilize the last available setting of the then-current Benchmark until such time as the source and/or publisher of the then-current Benchmark resumes timely publication of such Benchmark’s settings.

(g)  The reference to “LIBOR Loans” in the second line of Section 11.10 of the Credit Agreement is hereby amended to refer to “SOFR Loans.”

1198765.3[May 18, 2022]	Second Amendment to Credit Agreement	Page 14 of 22

ARTICLE IV.

COLLATERAL

Section 4.1 Acquisitions and Additional Security.  Borrower intends to close certain material acquisitions of Oil and Gas Properties after the date of this Amendment.  In connection with each material acquisition of Oil and Gas Properties, Borrower hereby agrees as follows:

(a)Borrower shall provide Administrative Agent with copies as reasonably available of the executed purchase and sale agreement and recorded deeds or assignments with respect to each material acquisition of Oil and Gas Properties;

(b)   Borrower shall provide Administrative Agent with copies as reasonably available of relevant title due diligence performed with respect to each material acquisition of Oil and Gas Properties; and

(c)   Borrower shall sign and deliver, within thirty (30) days of the closing of each material acquisition of Oil and Gas Properties, Collateral Documents granting a Lien on such Oil and Gas Properties as additional security for the Obligations.

ARTICLE V.

CONDITIONS OF EFFECTIVENESS

Section 5.1 Effective Date. This Amendment shall become effective as of the date hereof when and only when:

(a)Amendment Documents. Administrative Agent shall have received duly executed and delivered counterparts of each Amendment Document, including replacement Notes, (i) in form, substance and date satisfactory to Administrative Agent and each Lender as required pursuant to the terms of the Credit Agreement, and (ii) in such numbers as Administrative Agent or its counsel may reasonably request.

(b)No Default. No event shall have occurred and be continuing that would constitute an Event of Default or a Default.

(c)Increase Fee.  Borrower shall pay to Administrative Agent for the account of Lenders, to be divided based on each Lender’s percentage of the increase in the Borrowing Base, an increase fee in the amount of $90,000.00.  Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

1198765.3[May 18, 2022]	Second Amendment to Credit Agreement	Page 15 of 22

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of Borrower. In order to induce each Lender to enter into this Amendment, Borrower represents and warrants to Administrative Agent and each Lender that:

(a)All representations and warranties made by Borrower in any Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of time of the effectiveness hereof as if such representations and warranties had been made as of the time of the effectiveness hereof (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specific date).

(b)Borrower has duly taken all corporate action necessary to authorize the execution and delivery by it of the Amendment Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(c)The execution and delivery by Borrower of the Amendment Documents to which it is a party, the performance by it of its obligations under such Amendment Documents, and the consummation of the transactions contemplated by such Amendment Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i), to its knowledge, any Law, (ii) its Organizational Documents, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon it, (b) result in the acceleration of any Indebtedness owed by it, or (c) result in or require the creation of any Lien upon any of its assets or properties except as expressly contemplated or permitted in the Loan Documents. Except (x) as expressly contemplated in the Amendment Documents and (y) such as have been obtained or made and are in full force and effect, to its knowledge, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in its respect in connection with the execution, delivery or performance by it of any Amendment Document or to consummate any transactions contemplated by the Amendment Documents.

(d)This Amendment is, and the other Amendment Documents when duly executed and delivered will be, legal, valid and binding obligations of it, enforceable against it in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors ‘ rights and by general principles of equity.

1198765.3[May 18, 2022]	Second Amendment to Credit Agreement	Page 16 of 22

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Ratification and Affirmation. Borrower hereby acknowledges the terms of the Existing Credit Agreement, as amended, and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect.

Section 7.2 Survival of Agreements. All of Borrower’s various representations, warranties, covenants and agreements in the Amendment Documents shall survive the execution and delivery thereof and the performance thereof, including the making or granting of the Loans and the delivery of the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender and all of Lenders’ obligations to Borrower are terminated.

Section 7.3 Authorization. The Lenders hereby authorize Administrative Agent to execute any and all amendments to any Loan Documents deemed necessary by Administrative Agent to evidence the extension of the term of the Loan as described herein.

Section 7.4 Interpretive Provisions. Sections 1.2 and 1.3 of the Existing Credit Agreement are incorporated herein by reference herein as if fully set forth.

Section 7.5 Loan Documents. The Amendment Documents are each a Loan Document, and all provisions in the Existing Credit Agreement pertaining to Loan Documents apply thereto.

Section 7.6 Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Texas.

Section 7.7 Counterparts; Scans. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. The Amendment Documents may be validly executed by facsimile, scan, or other electronic transmission.

1198765.3[May 18, 2022]	Second Amendment to Credit Agreement	Page 17 of 22

THIS AMENDMENT AND THE OTHER AMENDMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

[The remainder of this page has been intentionally left blank.]

1198765.3[May 18, 2022]	Second Amendment to Credit Agreement	Page 18 of 22

Signature Page to Second Amendment to Credit Agreement

BORROWER:	PHX MINERALS INC.,
a Delaware corporation

	By:	/s/ Chad L. Stephens
	Name:	Chad L. Stephens
	Title:	President and Chief Executive Officer

1198765.3[May 18, 2022]

Signature Page to Second Amendment to Credit Agreement

ADMINISTRATIVE
AGENT:	INDEPENDENT BANK

	By:	/s/ Philip M. Mortimer
	Name:	Philip M. Mortimer, CFA
	Title:	Vice President

LENDER:	INDEPENDENT BANK

	By:	/s/ Philip M. Mortimer
	Name:	Philip M. Mortimer, CFA
	Title:	Vice President

Exhibits and Schedules:

Exhibit D - Interest Election Request

Schedule 2.1 - Lenders, Addresses, Commitment Percentages, and Committed Sums

1198765.3[May 18, 2022]

Signature Page to Second Amendment to Credit Agreement

LENDER:	MIDFIRST BANK

	By:	/s/ W. Thomas Portman
	Name:	W. Thomas Portman
	Title:	Vice President

1198765.3[May 18, 2022]

SCHEDULE 2.1 to loan agreement

COMMITTED SUMS
AND COMMITMENT Percentages

Lender	Committed Sums	Commitment Percentage	Note Amount

Independent Bank	$30,000,000.00	60.000000%	$ 60,000,000.00
MidFirst Bank	$20,000,000.00	40.000000%	$ 40,000,000.00

TOTAL	$50,000,000.00	100.000000%	$100,000,000.00

1198765.3[May 18, 2022]